FOR IMMEDIATE RELEASE

Investor Contacts: Dan Spiegelman SVP & Chief Financial Officer (650) 384-8509	Media Contact: John Bluth Senior Director, Corporate Communications (650) 384-8850

Christopher Chai

Treasurer & Executive Director, Investor Relations

(650) 384-8560

CV THERAPEUTICS ANNOUNCES PRIVATE OFFERING OF SENIOR

SUBORDINATED CONVERTIBLE NOTES

PALO ALTO, Calif., May 13, 2004 – CV Therapeutics, Inc. (Nasdaq: CVTX) announced today that it has agreed to sell $125.0 million aggregate principal amount of its 2.75% senior subordinated convertible notes due 2012 through a private placement to qualified institutional buyers pursuant to Rule 144A. The Company expects to close the transaction on or about May 18, 2004. The Company has also granted to the initial purchasers of the notes a 30-day option to purchase up to an additional $25.0 million of the notes.

The Company may redeem all or a portion of the notes at any time after May 20, 2009. The notes will be convertible by holders at any time on or prior to maturity into shares of the Company’s common stock at an initial conversion rate of 56.5475 shares of common stock per $1,000 principal amount of notes (subject to adjustment in certain circumstances), which represents an initial conversion price of approximately $17.68 per share of common stock based on the issue price of the notes.

The Company has reached agreements in principle with a limited number of holders of its outstanding 4.75% convertible subordinated notes due 2007 in privately negotiated transactions to repurchase approximately $71.6 million aggregate principal amount of the notes.

In addition, the Company may also use an additional portion of the net proceeds from the offering to repurchase an additional portion of its outstanding convertible debt, including subordinated debt. The Company will use approximately $10.3 million of the net proceeds of the offering to fund an escrow account to provide security for the first six scheduled interest payments on the notes. The Company intends to use the remaining net proceeds of the offering for general corporate purposes, which may include funding research, development and product manufacturing, preclinical and clinical trials, preparation and filing of new drug applications, product commercialization, increasing its working capital and capital expenditures.

CV Therapeutics, Inc. I 3172 Porter Drive Palo Alto, CA 94304 I Tel 650.384.8500 Fax 650.858.0390 I www.cvt.com

The notes have not been registered under the Securities Act of 1933, as amended, or any applicable state securities laws. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to development and commercialization of the Company’s products, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, early stage of development; regulatory review and approval of our products; the timing of clinical trials; the dependence on collaborative and licensing agreements; operating at a loss; commercialization of our products; and other risks detailed from time to time in CVT’s SEC reports, including its most recent Annual Report on Form 10-K, and its most recent Quarterly Report on Form 10-Q. CVT disclaims any intent or obligation to update these forward-looking statements.

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CV Therapeutics, Inc. I 3172 Porter Drive Palo Alto, CA 94304 I Tel 650.384.8500 Fax 650.858.0390 I www.cvt.com